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                                                                    EXHIBIT 99.1

                                                                    News Release

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HANOVER COMPRESSOR COMPANY                                [LOGO APPEARS HERE]
12001 N. Houston Rosslyn
Houston, TX 77086
(281) 447-8787
Contact: Mr. John Jackson, Chief Financial Officer

              HANOVER COMPRESSOR REPORTS THIRD QUARTER 2002 RESULTS

       Conference Call Scheduled For 11:00 a.m. ET, Thursday, October 31st

HOUSTON, October 31, 2002--Hanover Compressor Company (NYSE: HC), the leading provider of outsourced natural gas compression services, today reported financial results for the third quarter ended September 30, 2002.

Quarterly Results -- Summary

Third quarter total revenue was $255.3 million compared with $282.3 million a year earlier. Cash flow (net income before interest expense, leasing expense, distributions on mandatorily redeemable convertible preferred securities, income taxes, and depreciation and amortization) was $81.0 million compared with $79.9 million for the same quarter a year earlier. Net income for the third quarter was $9.1 million or $0.11 per fully diluted share compared to $19.8 million or $0.26 per fully diluted share for the same quarter a year earlier. Net income was lower primarily due to higher interest, leasing and depreciation expenses associated with the Company's 2001 acquisition of POI.

"While international growth was strong in the third quarter, domestic market conditions continue to be difficult," said Chad Deaton, chief executive officer. "Though we expect some improvement in business during 2003, we are in the process of positioning the Company to improve overall efficiency and promote capital discipline in order to improve the bottom line.

Quarterly Results -- Revenue & Profit

Third quarter revenue declined compared with third quarter 2001 as growth in the compression rental business was more than offset by declining compression parts and service, compressor fabrication and production and processing equipment markets, as customers reduced capital investments and deferred maintenance on their assets.

Total domestic compression rental revenues for the quarter grew 14% over the third quarter of 2001 to $81.9 million with gross profit margins of 62%. The company experienced particularly strong growth in its international compression rental revenues, which increased 64% to $53.9 million for the quarter with gross profit margins of 74%. Excluding the impact of Argentina contract renegotiations international revenue grew 40% compared to the third quarter of 2001 and gross profit margins for the quarter were 70%.

Compression parts and service segment revenues were $52.6 million during the third quarter compared to $67.7 million for the same quarter a year earlier, as this segment delivered gross profit margins of 26% versus 29% in the third quarter 2001.


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Compressor fabrication revenue was $26.8 million compared to $55.6 million the same quarter a year earlier. Compressor fabrication gross profit margin for the quarter was 13% versus 18% in the third quarter 2001.

Production and processing equipment revenue was $35.0 million compared with $50.4 million in the year earlier quarter, while the segment generated gross profit margins of 19% for the quarter compared with 21% in the third quarter 2001.

Included in the third quarter results was a $7.9 million positive impact due to international rental compression revenue resulting from renegotiated 2002 Argentina contracts. This gain was offset by costs associated with the Company's investigation and restatement of its past financial results, including legal, additional leasing expense related to the delay in filing registration statements and one-time separation costs, amounting to roughly $5.0 million. In addition the Company recorded impairments by Hanover Measurement Services in the quarter of approximately $1.5 million.

The third quarter 2002 results reflect a reduction in amortization expense of $2.5 million resulting from the required adoption of FAS 142. The Company's third quarter 2002 results were also impacted by a change in the estimated useful life of certain types of the Company's compression equipment. This change in estimate was previously announced in the Company's third quarter 2001 earnings release. For the third quarter 2002, depreciation expense was reduced because of this change by approximately $3.6 million.

Note: Historical financial figures reflect the announced restatement of prior results.

Liquidity & Other

The Company had capital expenditures during the quarter of approximately $37 million, within the Company's self-funded level for the quarter. Liquidity available under the Company's revolver increased from approximately $128 million as of June 30, 2002 to about $136 million as of September 30, 2002, subject to covenant limitations.

"We are achieving success in reducing our capital expenditures to our targeted 2002 level as reflected in our improved liquidity," said John Jackson, chief financial officer. "The Company remains committed to a 2002 capital expenditure range of $250 million to $270 million."

The Company's compression horsepower utilization rate as of September 30, 2002, was down one percent compared to the second quarter 2002 at 88% and down from 94 % in the third quarter 2001. The Company has traditionally excluded from the rental utilization certain units from acquired companies requiring maintenance and upgrade to Hanover's standards. Total compression horsepower as of September 30, 2002 was 3,621,000 of which 360,000 was not available for use in the field.

Conference Call Details

The Company will host a conference call at 11:00 a.m. ET, Thursday, October 31st, to discuss financial results for the third quarter ended September 30, 2002, and other matters. To access the call, participants should dial 913-981-4910 at least ten minutes before the scheduled start time. For those unable to participate, a replay will be available from 2:00 p.m. ET on Thursday, October 31st, until midnight on Wednesday, November 6th. To listen to the replay, please dial 719-457-0820, access code 441442.


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About Hanover Compressor

Hanover Compressor Company (www.hanover-co.com) is the global market leader in full service natural gas compression and a leading provider of service, financing, fabrication and equipment for contract natural gas handling applications. Hanover provides this equipment on a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies that are increasingly seeking outsourcing solutions. Founded in 1990 and a public company since 1997, Hanover's customers include premier independent and major producers and distributors throughout the Western Hemisphere.

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because of the context of the statement and will include words such as "believes," "anticipates," "expects," "estimates," or words of similar import. Similarly, statements that describe Hanover's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those anticipated as of the date of this press release. These risks and uncertainties include: the loss of market share through competition; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for Hanover's compression and oil and gas production equipment; new governmental safety, health and environmental regulations which could require Hanover to make significant capital expenditures; inability to successfully integrate acquired businesses; currency fluctuations; changes in economic or political conditions in the countries in which Hanover operates; adverse results of regulatory inquiries or shareholder litigation; and legislative changes in the various countries in which Hanover does business. The forward-looking statements included in this press release are only made as of the date of this press release, and Hanover undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.

                                 (Tables Follow)


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                           HANOVER COMPRESSOR COMPANY
                CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS)
         (in thousands of dollars, except per share amounts)(unaudited)


                                                                Three Months Ended              Nine Months Ended
                                                                   September 30,                   September 30,
                                                               2002             2001           2002           2001
                                                             --------        ---------      ---------      ---------
Revenues:
   Rentals - Domestic                                        $ 81,944        $  72,033      $ 250,402      $ 185,627
   Rental - International                                      53,915           32,832        143,612         88,973
   Parts, service and used equipment                           52,567           67,658        188,013        168,017
   Compressor fabrication                                      26,783           55,571         85,285        168,061
   Production and processing equipment fabrication             35,022           50,363         99,771        135,760
   Equity in income of non-consolidated affiliate               3,782            1,688         13,928          3,751
   Other                                                        1,258            2,149          2,375          7,478
                                                             --------        ---------      ---------      ---------
                                                              255,271          282,294        783,386        757,667
Expenses:
   Rentals - Domestic                                          30,968           25,889         88,480         63,337
   Rentals - International                                     13,866            9,501         39,855         29,326
   Parts, service and used equipment                           38,889           47,835        159,583        112,594
   Compressor fabrication                                      23,244           45,655         73,884        140,644
   Production and processing equipment fabrication             28,256           39,831         84,329        107,809
   Selling, general and administrative                         39,130           24,212        113,867         68,593
   Depreciation and amortization                               31,478           25,498         83,241         62,482
   Leasing expense                                             23,936           16,614         70,810         47,541
   Interest expense                                             9,137            4,200         26,573         10,255
   Distributions on mandatorily redeemable convertible
     preferred securities                                       1,593            1,593          4,780          4,780
   Foreign currency translation                                   461              984         13,339          1,147
   Change in fair value of derivative financial
     instruments                                                 (497)            5,716          (1,530)        8,723
   Goodwill impairment                                             --               --         47,500             --
   Other                                                           --            2,750         14,837          2,750
                                                             --------        ---------      ---------      ---------
                                                              240,461          250,278        819,548        659,981
                                                             --------        ---------      ---------      ---------
Income (loss ) before income taxes                             14,810           32,016         (36,162)       97,686
Provision  for income taxes                                     5,751           12,168          4,986         37,113
                                                             --------        ---------      ---------      ---------

Net income (loss) before cumulative effect of accounting
  change                                                        9,059           19,848         (41,148)       60,573
   Cumulative effect of accounting change for
     derivative instruments, net of income tax                     --               --             --           (164)
                                                             --------        ---------      ---------      ---------

Net income (loss)                                            $  9,059        $  19,848      $ (41,148)     $  60,409
                                                             ========        =========      =========      =========

Diluted net income (loss) per share:

   Net income (loss) before cumulative effect
     of accounting change                                    $  9,059        $  19,848       $ (41,148)     $ 60,409
   Distributions on mandatorily redeemable
     convertible preferred securities, net of income
     tax                                                           --            1,036             --          3,108

   Cumulative effect of accounting change, net of income
     tax                                                           --               --             --          (164)
                                                             --------        ---------      ---------      ---------
Net income (loss) for purposes of computing diluted net
   income (loss) per share                                   $  9,059        $  20,884      $ (41,148)     $  63,353
                                                             ========        =========      =========      =========

Earnings (loss) per common share:
   Basic                                                     $   0.11        $    0.27       $   (0.52)    $    0.88
   Diluted                                                   $   0.11        $    0.26       $   (0.52)    $    0.82

Weighted average common and common equivalent shares
 outstanding:
   Basic                                                       79,438           73,194          79,338        68,555
   Diluted                                                     81,255           81,890          79,338        77,557
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